Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

SALES AND EARNINGS

REPORTED BY J & J SNACK FOODS

Pennsauken, NJ, November 7, 2019 - - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for its fourth quarter and year ended September 28, 2019.

Sales for the fourth quarter this year increased 4% to $311.9 million from $300.7 million in last year’s fourth quarter. For the year ended September 28, 2019, sales increased 4% to $1.186 billion from $1.138 billion last year. Net earnings increased 11% to $26.1 million ($1.36 per diluted share) in this year’s fourth quarter compared to $23.4 million ($1.24 per diluted share) last year and for the year earnings decreased 8% to $94.8 million ($5.00 per diluted share) from $103.6 million ($5.51 per diluted share).

Operating income was $31.1 million in both year’s fourth quarter.  For the year, operating income increased 6% to $117.0 million from $110.8 million last year.

Net earnings for last year’s quarter were negatively impacted by a $1.4 million, or $0.07 per diluted share, increase in income taxes because of changes to New Jersey tax regulations enacted in July 2018 requiring the re-measurement of deferred tax liabilities.

Net earnings for last year benefited from a $20.9 million, or $1.11 per diluted share, gain on the re-measurement of deferred tax liabilities and were impacted by a $1.2 million, or $.06 per diluted share, provision for the one-time repatriation tax both of which resulted from the Tax Cuts and Jobs Act enacted in December 2017 and were also impacted by a $1.4 million, or $0.07 per diluted share, increase in income taxes because of the changes to New Jersey tax regulations.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “We are pleased that all of our business segments had increased operating income for the year.  We will continue to work diligently toward improving revenues, margins and operating income going forward.”

J&J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS** Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands within DADDY RAY’S, COUNTRY HOME BAKERS and HILL & VALLEY. With nearly twenty manufacturing facilities, and more than $1 billion in annual revenue, J&J Snack Foods Corp. has continued to see steady growth as a company, reaching record sales for 48 consecutive years. The company consistently seeks out opportunities to expand its unique niche market product offering while bringing smiles to families worldwide. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

**SOUR PATCH KIDS is a registered trademark of Mondelēz International group, used under license.

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share information)

	Quarter Ended		Fiscal Year Ended

	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)

Net Sales	$311,872	$300,715	$1,186,487	$1,138,265
Cost of goods sold	218,931	209,461	836,086	801,979
Gross Profit	92,941	91,254	350,401	336,286

Operating expenses
Marketing	$26,636	25,733	96,428	95,405
Distribution	24,367	24,380	94,888	92,281
Administrative	10,812	9,743	40,721	37,757
Other expense (income)	65	261	1,408	68
Total operating expenses	61,880	60,117	233,445	225,511
Operating Income	31,061	31,137	116,956	110,775

Other income (expenses)
Investment income	1,966	1,580	7,741	6,267
Interest expense & other	(40)	843	1,880	1,110

Earnings before income taxes	32,987	33,560	126,577	118,152

Income taxes	6,920	10,175	31,758	14,556

NET EARNINGS	$26,067	$23,385	$94,819	$103,596

Earnings per diluted share	$1.36	$1.24	$5.00	$5.51

Weighted average number of diluted shares	19,101	18,867	18,959	18,817

Earnings per basic share	$1.38	$1.25	$5.04	$5.54

Weighted average number of basic shares	18,867	18,726	18,812	18,694

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 28,	September 29,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$192,395	$111,479
Marketable securities held to maturity	51,091	21,048
Accounts receivable, net	140,938	132,342
Inventories	116,165	112,884
Prepaid expenses and other	5,768	5,044
Total current assets	506,357	382,797

Property, plant and equipment, at cost	749,532	697,517
Less accumulated depreciation and amortization	496,084	454,844
Property, plant and equipment, net	253,448	242,673

Other assets
Goodwill	102,511	102,511
Other intangible assets, net	54,922	57,762
Marketable securities held to maturity	79,360	118,765
Marketable securities available for sale	19,903	24,743
Other	2,838	2,762
Total other assets	259,534	306,543
Total Assets	$1,019,339	$932,013

Liabilities and Stockholders' Equity
Current Liabilities
Current obligations under capital leases	$339	$324
Accounts payable	72,029	69,592
Accrued insurance liability	10,457	11,217
Accrued liabilities	7,808	8,031
Accrued compensation expense	21,154	20,297
Dividends payable	9,447	8,438
Total current liabilities	121,234	117,899

Long-term obligations under capital leases	718	753
Deferred income taxes	61,920	52,322
Other long-term liabilities	1,716	1,948

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 18,895,000 and 18,754,000 respectively	45,744	27,340
Accumulated other comprehensive loss	(12,988)	(11,994)
Retained Earnings	800,995	743,745
Total stockholders' equity	833,751	759,091
Total Liabilities and Stockholders' Equity	$1,019,339	$932,013

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Year Ended

	September 28,	September 29,	September 30,
	2019	2018	2017
	(52 weeks)	(52 weeks)	(53 weeks)

Operating activities:
Net earnings	$94,819	$103,596	$79,174
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of fixed assets	45,225	42,939	38,211
Amortization of intangibles and deferred costs	3,385	3,538	4,234
Gains from disposals of property & equipment	(347)	(912)	(346)
Amortization of bond premiums	730	1,012	1,189
Share-based compensation	4,230	3,858	3,048
Deferred income taxes	9,637	(10,392)	7,847
Loss (gain) on sale of marketable securities	404	140	(14)
Changes in assets and liabilities, net of effects from purchase of companies:
Increase in accounts receivable, net	(8,759)	(7,917)	(20,370)
Increase in inventories	(3,231)	(9,639)	(7,410)
(Increase) decrease in prepaid expenses and other	(744)	(1,120)	10,265
Increase (decrease) in accounts payable and accrued liabilities	2,150	(1,736)	9,521
Net cash provided by operating activities	147,499	123,367	125,349
Investing activities:
Payments for purchases of companies, net of cash acquired	(1,156)	-	(47,698)
Purchases of property, plant and equipment	(57,128)	(60,022)	(72,180)
Purchases of marketable securities	(26,091)	(91,112)	(39,923)
Proceeds from redemption and sales of marketable securities	39,158	75,302	22,997
Proceeds from disposal of property, plant and equipment	2,050	2,639	1,935
Other	(196)	54	(450)
Net cash used in investing activities	(43,363)	(73,139)	(135,319)
Financing activities:
Payments to repurchase common stock	-	(2,794)	(18,229)
Proceeds from issuance of common stock	14,174	8,894	7,231
Payments on capitalized lease obligations	(356)	(370)	(356)
Payment of cash dividend	(36,644)	(33,066)	(30,859)
Net cash used in financing activities	(22,826)	(27,336)	(42,213)
Effect of exchange rates on cash and cash equivalents	(394)	(2,375)	2,493
Net increase (decrease) in cash and cash equivalents	80,916	20,517	(49,690)
Cash and cash equivalents at beginning of year	111,479	90,962	140,652
Cash and cash equivalents at end of year	$192,395	$111,479	$90,962

J & J SNACK FOODS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	September 28,	September 29,	September 30,
	2019	2018	2017
	(52 weeks)	(52 weeks)	(53 weeks)
	(in thousands)
Sales to External Customers:
Food Service
Soft pretzels	$209,227	$208,544	$180,138
Frozen juices and ices	43,672	42,364	49,469
Churros	65,976	61,726	62,809
Handhelds	31,685	38,928	36,913
Bakery	384,636	371,391	351,357
Other	26,407	22,991	21,108
Total Food Service	$761,603	$745,944	$701,794

Retail Supermarket
Soft pretzels	$36,264	$36,438	$35,081
Frozen juices and ices	73,751	74,435	71,325
Handhelds	10,902	12,419	14,892
Coupon redemption	(3,596)	(4,439)	(4,898)
Other	1,955	2,086	2,847
Total Retail Supermarket	$119,276	$120,939	$119,247

Frozen Beverages
Beverages	$171,820	$160,937	$154,157
Repair and maintenance service	85,103	78,805	74,594
Machines revenue	45,811	28,652	31,497
Other	2,874	2,988	2,935
Total Frozen Beverages	$305,608	$271,382	$263,183

Consolidated Sales	$1,186,487	$1,138,265	$1,084,224

Depreciation and Amortization:
Food Service	$26,978	$25,983	$24,629
Retail Supermarket	1,418	1,313	949
Frozen Beverages	20,214	19,181	16,867
Total Depreciation and Amortization	$48,610	$46,477	$42,445

Operating Income:
Food Service	$78,130	$74,056	$81,208
Retail Supermarket	8,876	8,304	10,627
Frozen Beverages	29,950	28,415	26,272
Total Operating Income	$116,956	$110,775	$118,107

Capital Expenditures:
Food Service	$29,197	$36,325	$44,067
Retail Supermarket	1,979	928	239
Frozen Beverages	25,952	22,769	27,874
Total Capital Expenditures	$57,128	$60,022	$72,180

Assets:
Food Service	$772,777	$693,098	$635,709
Retail Supermarket	22,673	21,366	21,129
Frozen Beverages	223,889	217,549	210,390
Total Assets	$1,019,339	$932,013	$867,228

RESULTS OF OPERATIONS:

Fiscal 2019 (52 weeks) Compared to Fiscal Year 2018 (52 weeks)

Net sales increased $48,222,000, or 4%, to $1,186,487,000 in fiscal 2019 from $1,138,265,000 in fiscal 2018.

We have three reportable segments, as disclosed in the accompanying notes to the consolidated financial statements: Food Service, Retail Supermarkets and Frozen Beverages.

The Chief Operating Decision Maker for Food Service and Retail Supermarkets and the Chief Operating Decision Maker for Frozen Beverages monthly review detailed operating income statements and sales reports in order to assess performance and allocate resources to each individual segment. Sales and operating income are the key variables monitored by the Chief Operating Decision Makers and management when determining each segment’s and the Company’s financial condition and operating performance. In addition, the Chief Operating Decision Makers review and evaluate depreciation, capital spending and assets of each segment on a quarterly basis to monitor cash flow and asset needs of each segment.

FOOD SERVICE

Sales to food service customers increased $15,659,000, or 2 percent, to $761,603,000 in fiscal 2019. Soft pretzel sales to the food service market increased about 1/3 of 1 percent to $209,227,000 for the year with higher sales to convenience store chains offset by lower sales to restaurant chains and with sales increases and decreases throughout our customer base. Our line of BRAUHAUS pretzels contributed to the increased sales. Frozen juice bar and ices sales increased $1,308,000, or 3%, to $43,672,000 for the year due primarily to higher sales to warehouse club stores. Churro sales to food service customers were up 7% to $65,976,000 for the year with sales increases and decreases across our customer base but with particularly strong sales to warehouse club stores. Sales of bakery products increased $13,245,000, or 4%, to $384,636,000 for the year with increased sales to one customer accounting for all of the increase. Handheld sales to food service customers were down 19% to $31,685,000 in 2019 with sales decreases to three customers accounting for all of the decrease. Sales of funnel cake increased $3,223,000, or 15% to $24,793,000 due primarily to increased sales to a quick service restaurant under a limited time offer in our second quarter. Overall food service sales to restaurant chains were down about 2% for the year. Sales of new products in the first twelve months since their introduction were approximately $13.5 million for the year. Price increases accounted for approximately $15 million of sales for the year and net volume including new product sales were essentially flat. Operating income in our Food Service segment increased from $74,056,000 in 2018 to $78,130,000 in 2019 resulting from benefits of improved operations at several of our manufacturing facilities and increased pricing.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets decreased $1,663,000 or 1% to $119,276,000 in fiscal year 2019. Soft pretzel sales to retail supermarkets were $36,264,000 compared to $36,438,000 in 2018. Strong pretzel sales increases from sales of AUNTIE ANNE’S products were offset by lower sales of our SUPER PRETZEL products. Sales of frozen juices and ices decreased $684,000 or 1% to $73,751,000 as we lost some volume and placements due to price increases. Coupon redemption costs, a reduction of sales, decreased 19% to $3,596,000 for the year.  Handheld sales to retail supermarket customers decreased 12% to $10,902,000 for the year as sales of this product line in retail supermarkets continues its long-term decline.

Sales of new products in the first twelve months since their introduction were approximately $1 million in fiscal year 2019. Price increases provided about $4 million of sales for the year and net volume decreased about $5.5 million for the year. Operating income in our Retail Supermarkets segment increased from $8,304,000 to $8,876,000 for the year. The primary contribution to the higher operating income this year was increased pricing.

FROZEN BEVERAGES

Frozen beverage and related product sales increased 13% to $305,608,000 in fiscal 2019. Beverage sales alone increased 7% or $10,883,000 for the year with increases and decreases throughout our customer base. About one third of the beverage sales increase was from increased flow through sales to one distributor which did not benefit operating income. Gallon sales were up 3% in our base ICEE business, with sales increases spread throughout our customer base. Service revenue increased 8% to $85,103,000 for the year with sales increases and decreases spread throughout our customer base. Machines revenue, primarily sales of machines, increased from $28,652,000 in 2018 to $45,811,000 in 2019. The estimated number of Company owned frozen beverage dispensers was 26,000 and 25,000 at September 28, 2019 and September 29, 2018, respectively. Operating income in our Frozen Beverage segment increased from $28,415,000 in 2018 to $29,950,000 in 2019 as a result of higher sales.

CONSOLIDATED

Other than as commented upon above by segment, there are no material specific reasons for the reported sales increases or decreases. Sales levels can be impacted by the appeal of our products to our customers and consumers and their changing tastes, competitive and pricing pressures, sales execution, marketing programs, seasonal weather, customer stability and general economic conditions.

Gross profit as a percentage of sales was essentially unchanged at 29.53% in 2019 and 29.54% in 2018 as the benefits of improved operations at several of our manufacturing facilities and increased pricing were offset by increases in lower margin sales of machines in our frozen beverages segment and increases in lower margin sales of bakery products in our food service segment.

Total operating expenses increased $7,934,000 to $233,445,000 in fiscal 2019 and as a percentage of sales decreased to 19.68% of sales from 19.81% in 2018. Marketing expenses decreased to 8.13% this year from 8.38% of sales in 2018 because of modest spending increases in all of our businesses. Distribution expenses as a percent of sales decreased to 8.00% from 8.11% in 2018 because freight rates have dropped from last year. Administrative expenses were 3.43% and 3.32% of sales in 2019 and 2018, respectively.

Operating income increased $6,181,000 or 6% to $116,956,000 in fiscal year 2019 as a result of the aforementioned items.

Our investments generated before tax income of $7.7 million this year, up from $6.3 million last year due to increases in the amount of investments and higher interest rates.

Other income in 2019 includes a $2.0 million payment received from a customer due to cancellation of production under a co-manufacturing agreement.

Other income in 2018 includes $520,000 gain on a sale of property and $869,000 reimbursement of business interruption losses due to the MARY B’s biscuits recall in January 2018.

Net earnings for the year ended September 29, 2018 benefited from a $20.9 million gain, or $1.11 per diluted share, on the remeasurement of deferred tax liabilities and a $8.8 million, or $0.47 per diluted share, reduction in income taxes related primarily to the lower corporate tax rate enacted under the Tax Cuts and Jobs Act in December 2017 which was partially offset by a $1.2 million, or $.06 per diluted share, provision for the one time repatriation tax, both of which resulted from the Tax Cuts and Jobs Act enacted in December 2017. Net earnings for the year were also impacted by a $1.4 million, or $.07 per diluted share, expense on the remeasurement of deferred tax liabilities due to changes in New Jersey tax regulations effective July 2018. Excluding the deferred tax gain, the deferred tax expense and the one-time repatriation tax, our effective tax rate was 27.8% in the year ended September 29, 2018. Net earnings this year benefitted by a reduction of approximately $900,000 in tax as the provision for the one-time repatriation tax was reduced as the amount recorded last year was an estimate.  Excluding the reduction in the provision for the one-time repatriation tax, our effective tax rate was 25.8% for this year.

Net earnings decreased $8,777,000 or 8%, in fiscal 2019 to $94,819,000, or $5.00 per diluted share, from $103,596,000, or $5.51 per diluted share, in fiscal 2018 as a result of the aforementioned items.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.